Exhibit 99.1

M/I Homes Reports
2018 First Quarter Results

Columbus, Ohio (April 25, 2018) - M/I Homes, Inc. (NYSE:MHO) announced results for the three months ended March 31, 2018.

2018 First Quarter Highlights:

•	New contracts increased 20% to an all-time quarterly record of 1,739 contracts

•	Backlog sales value increased 31% to a first quarter record of $1.1 billion, and backlog units increased 24% to 2,744 homes

•	Revenue increased 8% to a first quarter record of $438 million

•	Homes delivered increased 8% to a first quarter record of 1,122 homes

•	Pre-tax income of $23.9 million; excluding $2.6 million of acquisition-related costs, pre-tax income was $26.5 million compared to $26.3 million in 2017

•	Net income of $18.1 million ($0.60 per diluted share) compared to $16.9 million ($0.55 per diluted share)
in 2017; effective tax rate of 24% compared to 36% in last year’s first quarter

For the first quarter of 2018, the Company reported net income of $18.1 million, or $0.60 per diluted share. This compares to net income of $16.9 million, or $0.55 per diluted share, for the first quarter of 2017. On March 1, 2018, the Company closed on the acquisition of Pinnacle Homes, a homebuilder in the greater Detroit, Michigan market. Expenses of $2.6 million (including $0.9 million in housing cost of sales for purchase accounting adjustments) related to this transaction were included in our first quarter results.

New contracts for the first quarter reached an all-time quarterly record of 1,739, increasing 20% from the 1,454 contracts recorded in 2017's first quarter. Homes delivered in 2018’s first quarter increased 8% to a first quarter record of 1,122. This compares to 1,038 homes delivered in 2017’s first quarter. Homes in backlog at March 31, 2018 had a first quarter record total sales value of $1.1 billion, a 31% increase over a year ago, with backlog units increasing 24% to 2,744 and an average sales price of $398,000. At March 31, 2017, backlog sales value was $834 million, with backlog units of 2,220 and an average sales price of $376,000. M/I Homes had 205 active communities at March 31, 2018, an increase of 11% over our 184 communities at March 31, 2017. The Company's cancellation rate was 12% in the first quarter of 2018 compared to 14% in 2017's first quarter.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We had a strong first quarter highlighted by record new contracts of 1,739 - a 20% increase from last year’s first quarter, and first quarter records in homes delivered and revenue. We also achieved record first quarter backlog, with sales value of $1.1 billion - a 31% increase over 2017’s first quarter, and our units in backlog increased by 24%. Our overhead expense ratio improved 30 basis points and diluted earnings per share improved 9% from 2017’s first quarter. ”

Mr. Schottenstein continued, “We are off to a very solid start in 2018. On March 1, we successfully closed on the acquisition of Detroit-based Pinnacle Homes, strengthening and expanding our geographic footprint. Our financial condition remains strong. We ended the quarter with shareholders’ equity of $786 million and a homebuilding debt to capital ratio of 48%. Looking ahead, with our record first quarter backlog, planned new community openings and steady housing market conditions, we are poised to have a solid 2018. We will continue to focus on increasing profitability, growing our market share, and investing in attractive land opportunities.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through April 2019.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 107,000 homes. The Company’s homes are marketed and sold primarily under the trade names M/I Homes and Showcase Collection (exclusively by M/I Homes), and also currently are sold under the name Hans Hagen Homes in the Minneapolis/St. Paul, Minnesota market and Pinnacle Homes in the Detroit, Michigan market. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, with respect to the impact of the Pinnacle Homes acquisition on operations and results. Words such as “expects,” “anticipates,” “targets,” “envisions”, “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, the risk that the business of Pinnacle Homes will not be successfully integrated as well as factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defect, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (Unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017
New contracts	1,739	1,454
Average community count	197	181
Cancellation rate	12%	14%
Backlog units	2,744	2,220
Backlog sales value	$1,091,194	$834,415
Homes delivered	1,122	1,038
Average home closing price	$373	$373

Homebuilding revenue:
Housing revenue	$418,424	$387,458
Land revenue	4,407	5,215
Total homebuilding revenue	$422,831	$392,673

Financial services revenue	15,026	14,307
Total revenue	$437,857	$406,980

Cost of sales - operations	347,806	320,281
Cost of sales - purchase accounting adjustments	896	—
Gross margin	$89,155	$86,699
General and administrative expense	27,951	27,760
Selling expense	30,063	27,283
Operating income	$31,141	$31,656
Acquisition and integration costs	1,700	—
Equity in income from joint venture arrangements	(310)	(17)
Interest expense	5,878	5,338
Income before income taxes	$23,873	$26,335
Provision for income taxes	5,810	9,452
Net income	$18,063	$16,883
Preferred dividends	—	1,219
Net income to common shareholders	$18,063	$15,664

Earnings per share:
Basic	$0.64	$0.63
Diluted	$0.60	$0.55

Weighted average shares outstanding:
Basic	28,124	24,738
Diluted	30,544	30,329

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	March 31,
	2018	2017
Assets:
Total cash, cash equivalents and restricted cash(1)	$53,577	$38,898
Mortgage loans held for sale	110,612	113,596
Inventory:
Lots, land and land development	752,921	616,239
Land held for sale	3,571	10,475
Homes under construction	678,122	538,758
Other inventory	145,730	121,146
Total Inventory	$1,580,344	$1,286,618

Property and equipment - net	25,872	22,338
Investments in joint venture arrangements	22,066	24,218
Goodwill	16,400	—
Deferred income tax asset	18,104	30,449
Other assets	67,398	56,148
Total Assets	$1,894,373	$1,572,265

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2021 - net	$297,056	$295,953
Senior notes due 2025 - net	246,181	—
Convertible senior subordinated notes due 2017 - net	—	57,237
Convertible senior subordinated notes due 2018 - net	—	85,600
Notes payable - homebuilding	162,300	110,900
Notes payable - other	10,011	7,022
Total Debt - Homebuilding Operations	$715,548	$556,712

Notes payable bank - financial services operations	102,711	106,937
Total Debt	$818,259	$663,649

Accounts payable	118,839	94,403
Other liabilities	170,910	142,501
Total Liabilities	$1,108,008	$900,553

Shareholders’ Equity	786,365	671,712
Total Liabilities and Shareholders’ Equity	$1,894,373	$1,572,265

Book value per common share	$27.52	$25.07
Homebuilding debt / capital ratio(2)	48%	45%

(1)	Includes $7.7 million and $1.0 million of restricted cash and cash held in escrow for the quarters ended March 31, 2018 and 2017, respectively.

(2)
The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended
	March 31,
	2018	2017
Adjusted EBITDA(1)	$38,581	$39,324

Cash used in operating activities	$(31,190)	$(23,275)
Cash (used in) provided by investing activities	$(97,672)	$3,206
Cash provided by financing activities	$30,736	$24,526

Land/lot purchases	$85,045	$81,833
Land development spending	$41,654	$39,572
Land sale revenue	$4,407	$5,215
Land sale gross profit	$404	$376

Financial services pre-tax income	$8,771	$8,562

(1)	See “Non-GAAP Financial Results” table below.

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (2)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2018	2017
Net income	$18,063	$16,883
Add:
Provision for income taxes	5,810	9,452
Interest expense net of interest income	5,156	4,612
Interest amortized to cost of sales	4,864	3,766
Depreciation and amortization	3,649	3,583
Non-cash charges	1,039	1,028
Adjusted EBITDA	$38,581	$39,324

M/I Homes, Inc. and Subsidiaries
Non-GAAP Reconciliation (2)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017
Total revenue	$437,857	$406,980

Income before income taxes	$23,873	$26,335
Add: Purchase accounting adjustments	896	—
Add: Acquisition and integration costs	1,700	—
Adjusted income before income taxes	$26,469	$26,335

Pre-tax operating margin percentage	5.5%	6.5%
Adjusted pre-tax operating margin percentage	6.0%	6.5%

Net income available to common shareholders	$18,063	$15,664
Add: Purchase accounting adjustments - net of tax	663	—
Add: Acquisition and integrations costs - net of tax	1,258	—
Adjusted net income available to common shareholders	$19,984	$15,664

Purchase accounting adjustments - net of tax	$663	$—
Divided by: Diluted weighted average shares outstanding	30,544	30,329
Diluted earnings per share related to purchase accounting adjustments	$0.02	$—

Acquisition and integration costs - net of tax	$1,258	$—
Divided by: Diluted weighted average shares outstanding	30,544	30,329
Diluted earnings per share related to acquisition and integration costs	$0.04	$—

Add: Diluted earnings per share	0.60	0.55
Adjusted diluted earnings per share	$0.66	$0.55

(2)
We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations, and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

NEW CONTRACTS
	Three Months Ended
	March 31,
			%
Region	2018	2017	Change
Midwest	698	556	26%
Southern	797	590	35%
Mid-Atlantic	244	308	(21)%
Total	1,739	1,454	20%

HOMES DELIVERED
	Three Months Ended
	March 31,
			%
Region	2018	2017	Change
Midwest	411	379	8%
Southern	541	419	29%
Mid-Atlantic	170	240	(29)%
Total	1,122	1,038	8%

BACKLOG
	March 31, 2018			March 31, 2017
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Midwest	1,228	$519	$423,000	934	$373	$400,000
Southern	1,164	$425	$365,000	845	$295	$349,000
Mid-Atlantic	352	$148	$419,000	441	$166	$377,000
Total	2,744	$1,091	$398,000	2,220	$834	$376,000

LAND POSITION SUMMARY
	March 31, 2018			March 31, 2017
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Midwest	5,138	7,565	12,703	3,591	5,779	9,370
Southern	6,092	7,526	13,618	4,859	6,211	11,070
Mid-Atlantic	1,668	2,809	4,477	1,952	2,028	3,980
Total	12,898	17,900	30,798	10,402	14,018	24,420